Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

TCT HOLDINGS, INC.,

DOLPHIN SUB CORPORATION

and

EVERBANK FINANCIAL CORP

Dated as of August 7, 2016

TABLE OF CONTENTS

ARTICLE I

THE MERGER		2

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Stock	2
1.6	Parent Common Stock	4
1.7	Owner Common Stock	4
1.8	Merger Sub Common Stock	4
1.9	Treatment of Company Equity Awards	4
1.10	Certificate of Incorporation of Surviving Corporation	5
1.11	Bylaws of Surviving Corporation	5
1.12	Holdco Merger	6
1.13	Bank Merger	6

ARTICLE II

EXCHANGE OF CERTIFICATES AND PAYMENT OF COMPANY EQUITY AWARDS		6

2.1	Parent to Make Merger Consideration and Preferred Stock Consideration Available	6
2.2	Delivery of Merger Consideration and Preferred Stock Consideration	6
2.3	Payment of Company Equity Awards	8
2.4	Dissenting Shares	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY		9

3.1	Corporate Organization	9
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	17
3.11	Employees and Employee Benefit Plans	19
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	24

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3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	25
3.16	Environmental Matters	26
3.17	Investment Securities and Commodities.	27
3.18	Real Property	27
3.19	Intellectual Property	27
3.20	Related Party Transactions	28
3.21	State Takeover Laws	28
3.22	Opinion	29
3.23	Company Information	29
3.24	Loan Portfolio.	29
3.25	Insurance	31
3.26	Information Security	31
3.27	No Other Representations or Warranties	31

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES		32

4.1	Corporate Organization	32
4.2	Authority; No Violation	33
4.3	Consents and Approvals	34
4.4	Reports	35
4.5	Financial Statements	35
4.6	Absence of Certain Changes or Events	35
4.7	Legal Proceedings	35
4.8	Compliance with Applicable Law	36
4.9	Agreements with Regulatory Agencies	36
4.10	Parent Information	37
4.11	Availability of Funds	37
4.12	Ownership and Operations of Merger Sub	37
4.13	Ownership of Shares	37
4.14	No Interested Stockholder	37
4.15	No Other Representations or Warranties	37

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS		38

5.1	Conduct of Business of the Company Prior to the Effective Time	38
5.2	Company Forbearances	39
5.3	Parent Entity Forbearances	42
5.4	Representatives	43

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ARTICLE VI

ADDITIONAL AGREEMENTS		43

6.1	Regulatory Matters	43
6.2	Access to Information	45
6.3	Stockholders’ Approval	46
6.4	Legal Conditions to Merger	48
6.5	Employee Benefit Plans	48
6.6	Indemnification; Directors’ and Officers’ Insurance	51
6.7	Additional Agreements	53
6.8	Advice of Changes	53
6.9	Acquisition Proposals	54
6.10	Public Announcements	55
6.11	Change of Method	55
6.12	Restructuring Efforts	56
6.13	Takeover Statutes	56
6.14	Rule 16b-3	56
6.15	Stock Exchange Delisting	56
6.16	Stockholder Litigation	57
6.17	Transition	57
6.18	Employee Cooperation	57
6.19	Certain Indebtedness	58

ARTICLE VII

CONDITIONS PRECEDENT		58

7.1	Conditions to Each Party’s Obligation to Effect the Merger	58
7.2	Conditions to Obligations of the Parent Entities and Merger Sub	59
7.3	Conditions to Obligations of the Company	60

ARTICLE VIII

TERMINATION		60

8.1	Termination	60
8.2	Effect of Termination	62

ARTICLE IX

GENERAL PROVISIONS		63

9.1	Nonsurvival of Representations, Warranties and Agreements	63
9.2	Amendment	64
9.3	Extension; Waiver	64
9.4	Expenses	64

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9.5	Notices	64
9.6	Interpretation	65
9.7	Counterparts	66
9.8	Entire Agreement	66
9.9	Governing Law; Jurisdiction	66
9.10	Waiver of Jury Trial	67
9.11	Assignment; Third Party Beneficiaries	67
9.12	Specific Performance	67
9.13	Severability	68
9.14	Delivery by Facsimile or Electronic Transmission	68

Exhibit A	Form of Bank Merger Agreement

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INDEX OF DEFINED TERMS

Page

2016 Bonus Payment Date	50
2016 Bonuses	50
Acquisition Proposal	54
affiliate	66
Agreement	1
Anti-Money Laundering Laws	22
Bank Merger	1
Bank Merger Agreement	6
Bank Merger Certificates	6
BD Compliance Policies	24
Bonus Plans	41
business day	66
Certificate	3
Certificate of Merger	2
CFPB	14
Change in Company Recommendation	48
Chosen Courts	67
Closing	2
Closing Date	2
Code	5
Company	1
Company 401(k) Plan	50
Company Bank	1
Company Benefit Plans	19
Company Broker-Dealer	13
Company Bylaws	10
Company Certificate	10
Company Common Stock	2
Company Compensation Committee	5
Company Contract	25
Company Disclosure Schedule	9
Company Equity Awards	5
Company Indemnified Parties	52
Company Meeting	46
Company Owned Properties	27
Company PBRSU	5
Company Preferred Stock	3
Company Qualified Plans	19
Company Real Property	27
Company Recommendation	47
Company Regulatory Agreement	25
Company Reports	14
Company Representative	43

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Company RSU	4
Company Stock	3
Company Stock Option	4
Company Stock Plans	4
Company Subsidiary	10
Confidentiality Agreement	46
Continuing Employees	48
Debt Tender Offer	58
Delaware Secretary	2
DGCL	2
Dissenting Shares	8
dollars	66
Effective Time	2
Employee Personal Data	50
Enforceability Exceptions	13
Environmental Laws	26
ERISA	19
ERISA Affiliate	20
Exchange Act	16
Exchange Agent	6
Exchange Fund	6
FDIC	11
Federal Reserve Board	9
FINRA	13
GAAP	10
General Account Share	2
Governmental Entity	13
HOLA	9
Holdco Merger	1
Holdco Merger Certificates	6
Indenture	58
Intellectual Property	28
Intervening Event	48
IRS	18
Key Employees	57
knowledge	66
Laws	22
Liens	12
Loan Interests	30
Loans	29
made available	66
Maintenance Period	48
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	45
Merger	1
Merger Consideration	2

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Merger Sub	1
Merger Sub Bylaws	5
Merger Sub Certificate	5
Merger Sub Common Stock	4
Multiemployer Plan	19
New Plans	49
Notes	58
Notifying Party	53
NYDFS	34
OCC	14
ordinary course of business	66
Owner	1
Owner Bylaws	32
Owner Certificate	32
Parent	1
Parent 401(k) Plan	51
Parent Bank	1
Parent Bylaws	32
Parent Certificate	32
Parent Disclosure Schedule	32
Parent Entities	1
Parent Entity	1
Parent Insurance Subsidiaries	37
Parent Regulatory Agreement	36
Parent Representative	43
Permitted Encumbrances	27
person	66
Preferred Stock Consideration	3
Preliminary 280G Calculations	21
Premium Cap	52
Proxy Statement	13
Regulatory Agencies	14
Related Party Contract	28
Representatives	54
Requisite Company Vote	12
Requisite Regulatory Approvals	45
Sarbanes-Oxley Act	15
SEC	13
Securities Act	14
SRO	14
Subsidiary	10
Superior Proposal	55
Surviving Corporation	1
Takeover Statutes	29
Tax	18
Tax Return	19

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Taxes	18
Termination Date	61
Termination Fee	63
Transaction Bonus Agreements	1
Ultimate Parent	32
Volcker Rule	23
Voting and Support Agreement	1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2016 (this “Agreement”), by and among Teachers Insurance and Annuity Association of America, a New York stock life insurance company (“Parent”), TCT Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Owner” and, together with Parent, the “Parent Entities” and, each, a “Parent Entity”), Dolphin Sub Corporation, a Delaware corporation and wholly owned subsidiary of Owner (“Merger Sub”), and EverBank Financial Corp, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of each of the Parent Entities, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transactions provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger, and, immediately following the Merger, Owner will, subject to the terms and conditions set forth herein (including Section 6.11(b)), merge with and into the Surviving Corporation (the “Holdco Merger”), so that the Surviving Corporation is the surviving corporation in the Holdco Merger (hereinafter sometimes referred to in such capacity also as the Surviving Corporation);

WHEREAS, immediately following the Holdco Merger (or, if Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b), immediately following the Merger), TIAA-CREF Trust Company, FSB (“Parent Bank”) will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement (as defined below), merge with and into EverBank (“Company Bank”) (the “Bank Merger”), so that Company Bank is the surviving company in the Bank Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into Voting and Support Agreements (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) with certain directors, executive officers and stockholders of the Company, in each case in the form agreed to by the parties;

WHEREAS, prior to, or contemporaneously with, the execution of this Agreement, Owner has entered into transaction bonus agreements with certain senior officers of the Company (the “Transaction Bonus Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1        The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2        Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Davis Polk & Wardwell LLP, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

1.3        Effective Time.  The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.4        Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5        Conversion of Company Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parent Entities, Merger Sub, the Company or the holder of any of the following securities:

(a)        Subject to Section 2.4, each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock, owned by any Subsidiary of the Company or owned by Parent or any Subsidiary of Parent as a General Account Share (as defined below) (in each case other than shares held in managed accounts, separate accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) and Dissenting Shares (as defined, and to the extent provided in Section 2.4), shall be converted into the right to receive $19.50 in cash without interest (the “Merger Consideration”). As used herein, the term “General Account Share” means any share of stock that is owned by Parent or any Subsidiary of Parent and is treated as part of Parent’s general account, but shall not include, for the avoidance of doubt, any shares held in managed accounts, separate accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted.

(b)        Subject to Section 2.4, each share of Series A 6.75% Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Preferred Stock”), except for shares of Company Preferred Stock owned by the Company as treasury stock, owned by any Subsidiary of the Company or owned by Parent or any Subsidiary of Parent as a General Account Share (in each case other than shares held in managed accounts, separate accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) and Dissenting Shares (as defined, and to the extent provided in Section 2.4), shall be converted into the right to receive $25,000 plus accrued and unpaid dividends on a share of Company Preferred Stock since the last dividend payment date for the Company Preferred Stock to but excluding the Closing Date less any dividends declared but unpaid, if any, through the Effective Time, in cash without interest (the “Preferred Stock Consideration”) (for the avoidance of doubt, the intention of this provision is that the holders of the Company Preferred Stock will receive dividends and a payment pursuant to this Section 1.5(b) that will make them whole with respect to dividends through the day before the Closing without duplication).

(c)        All of the shares of Company Common Stock and Company Preferred Stock (together, the “Company Stock”) converted into the right to receive the Merger Consideration or the Preferred Stock Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include as applicable (and as reasonably interpreted by Parent) reference to book-entry account arrangements for the ownership of shares of Company Stock) previously representing any such shares of Company Stock shall thereafter represent only the right to receive the Merger Consideration or the Preferred Stock Consideration, as applicable. Certificates previously representing shares of Company Stock shall be exchanged for the Merger Consideration or the Preferred Stock Consideration, as applicable, upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar change in capitalization (not including, for the avoidance of doubt, for any such change in the number of outstanding shares of Company Common Stock as a result of exercises of Company Stock Options or the settlement of Company Equity Awards, in each case, in accordance with their terms), the Merger Consideration and the Preferred Stock Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 1.5(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. No interest shall be paid on the Merger Consideration or the Preferred Stock Consideration.

(d)        Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Stock that are owned by the Company as treasury stock, owned by any Subsidiary of the Company or owned by Parent or any Subsidiary of

Parent as a General Account Share (in each case other than shares held in managed accounts, separate accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.6        Parent Common Stock.  At and after the Effective Time, each share of Parent, $1,000 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7        Owner Common Stock.  At and after the Effective Time, each share of common stock of Owner, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8        Merger Sub Common Stock.  At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) shall be converted into one issued and outstanding share of common stock of the Surviving Corporation.

1.9        Treatment of Company Equity Awards.

(a)        At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Amended and Restated Company 2011 Omnibus Equity Incentive Plan, the Company 2011 Omnibus Equity Incentive Plan and the First Amended and Restated 2005 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder of such Company Stock Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time), an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)        At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit subject only to service-based vesting conditions (a “Company RSU”) under the Company Stock Plans, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time), an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective

Time multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to section 409A of the Internal Revenue Code of 1986 (the “Code”) and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under section 409A of the Code.

(c)        At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit subject to performance-based vesting conditions (a “Company PBRSU”) under the Company Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, accelerate as provided herein, and (B) each Company PBRSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder of such Company PBRSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time), an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company PBRSU immediately prior to the Effective Time based on target performance as of the Effective Time as reasonably determined by the compensation committee of the Board of Directors of the Company (the “Company Compensation Committee”) pursuant to the terms of such award multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company PBRSUs that constitute nonqualified deferred compensation subject to section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under section 409A of the Code.

(d)        At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Stock Options, Company RSUs and Company PBRSUs (collectively, the “Company Equity Awards”) pursuant to this Section 1.9. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

1.10     Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the certificate of incorporation of Merger Sub (“Merger Sub Certificate”), as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law, except that references to the name of Merger Sub shall be replaced by “TIAA FSB Holdings, Inc”.

1.11     Bylaws of Surviving Corporation.  At the Effective Time, the bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, except that references to the name of Merger Sub shall be replaced by “TIAA

FSB Holdings, Inc”.

1.12     Holdco Merger.  Subject to Section 6.11(b), immediately following the Effective Time, Owner and the Surviving Corporation will enter into an agreement and plan of merger pursuant to which, immediately following the execution and approval thereof, Owner will merge with and into the Surviving Corporation. Subject to Section 6.11(b), the Surviving Corporation shall be the surviving entity in the Holdco Merger and, following the Holdco Merger, the separate corporate existence of Owner shall cease. The Surviving Corporation and Owner shall execute or cause the execution of such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Holdco Merger effective (“Holdco Merger Certificates”) immediately following the Effective Time.

1.13     Bank Merger.  Immediately following the Holdco Merger (or, if Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b), immediately following the Merger), Parent Bank will merge with and into Company Bank. Subject to Section 6.11(b), Company Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Parent Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Holdco Merger (or, if Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b), immediately following the Merger). Within thirty (30) days after the date of this Agreement, Parent Bank and Company Bank shall enter into the agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”) and (i) the Company shall cause the Bank Merger Agreement to be duly authorized, executed and delivered by Company Bank and (ii) Parent shall cause the Bank Merger Agreement to be duly authorized, executed and delivered by Parent Bank. The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Holdco Merger (or, if Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b), immediately following the Merger). Within thirty (30) days after the date hereof, (i) the Company, in its capacity as sole stockholder of Company Bank, shall approve the Bank Merger Agreement and the Bank Merger and (ii) Owner, in its capacity as sole stockholder of Parent Bank, shall approve the Bank Merger Agreement and the Bank Merger.

ARTICLE II

EXCHANGE OF CERTIFICATES AND PAYMENT OF COMPANY EQUITY AWARDS

2.1        Parent to Make Merger Consideration and Preferred Stock Consideration Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, an amount in cash sufficient to pay the aggregate Merger Consideration and the aggregate Preferred Stock Consideration (the “Exchange Fund”), to be paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Stock.

2.2        Delivery of Merger Consideration and Preferred Stock Consideration.

(a)        As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration or the Preferred Stock Consideration, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Preferred Stock Consideration, as applicable. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a check representing the amount of the Merger Consideration or the Preferred Stock Consideration, as applicable, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, and subject to Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration or the Preferred Stock Consideration, as applicable.

(b)        In the event of a transfer of ownership of a Certificate representing Company Stock that is not registered in the stock transfer records of the Company, the proper amount of cash shall be paid to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(c)        After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration or the Preferred Stock Consideration, as applicable, to be paid in consideration therefor in accordance with the procedures in this Article II.

(d)        Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or the Preferred Stock Consideration, as applicable, without any interest thereon, upon due surrender of their Certificate or Certificates. Notwithstanding the foregoing, none of the Parent Entities, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)       Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, the Preferred Stock Consideration or any other consideration otherwise payable pursuant to this Agreement to any holder of Company Stock, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(f)        In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the Preferred Stock Consideration, as applicable, pursuant to this Agreement.

2.3        Payment of Company Equity Awards.  Parent shall take all actions necessary so that, no later than five (5) business days after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of a Company Equity Award the amounts to which such holder is entitled as determined in accordance with Sections 1.9(a), 1.9(b) and 1.9(c) through the Surviving Corporation’s or applicable Company Subsidiary’s payroll system, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Equity Awards, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

2.4        Dissenting Shares.

(a)        Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration or the Preferred Stock Consideration, as applicable, but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration or the Preferred Stock Consideration, as applicable, in accordance with Section 1.5 upon surrender of such shares of Company Stock.

(b)        The Company shall give prompt notice to Parent of any demands received by the Company for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced therein and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from reading only the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company after January 1, 2015 and prior to the date hereof (but disregarding any exhibits to any filed Company Reports or risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to each of the Parent Entities as follows:

3.1        Corporate Organization.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933 (the “HOLA”) and is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement (excluding the obligations with respect to the Company and its Subsidiaries operating in the ordinary course of business) in contemplation of the transactions contemplated hereby (it being understood that, for purposes of Section 3.3(b) and Section 7.2(a) (to the extent relating to Section 3.3(b)), the exceptions set forth in this clause (D) shall not apply in determining whether a Material Adverse Effect has occurred), (E) a decline, in and of itself, in the trading price of the Company’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (F) the reasonable and customary expenses incurred by the Company or the Parent Entities in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or any Subsidiary of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 10(a)(1)(G) of HOLA. True and complete copies of the amended and restated certificate of incorporation of the Company (the “Company Certificate”) and the amended and restated bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent, and the Company is not in violation of its organizational or governing documents, including the Company Certificate and Company Bylaws.

(b)        Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof and (y) all persons (not including the Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities.

3.2        Capitalization.

(a)        The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of Company Preferred Stock. As of the date hereof, there are (i) 125,325,210 shares of Company Common Stock issued and outstanding (which, for the avoidance of doubt, do not include shares held in treasury), (ii) 6,000 shares of Company Preferred Stock issued and outstanding, (iii) zero shares of Company Common Stock held in treasury, (iv) 8,045,914 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (v) 931,264 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSUs, (vi) 271,701 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company PBRSUs (assuming achievement of any applicable performance goals at the target level) and (vii) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. Each grant of a Company Equity Award was duly authorized no later than the grant date of such award by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes. Each such grant was made under a Company Stock Plan and in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the New York Stock Exchange. Each grant of a Company Equity Award was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Reports in accordance with the Exchange Act and all other applicable Laws. No Company Subsidiary owns any shares of Company Common Stock (other than shares held in managed accounts, separate accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted).

(b)        The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any Company Subsidiary.

(c)        Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all Company Stock Options, Company RSUs and Company PBRSUs outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award (assuming achievement of any applicable performance goals at the target and maximum levels, respectively), (iii) the grant date of each such Company Equity Award, (iv) the vesting schedule for each such Company Equity Award and (v) the exercise price for each such Company Stock Option.

3.3        Authority; No Violation.

(a)        The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has unanimously (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is fair to and in the best interests of the Company and its stockholders and (ii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and (iii) subject to the provisions hereof, resolved to recommend that this Agreement be adopted by the Company’s stockholders at such meeting and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), (ii) the approval of the Bank Merger Agreement by the Board of Directors of Company Bank and the adoption and approval of the Bank Merger Agreement by the Company as its sole stockholder and (iii) approvals by the Board of Directors of the Company and its stockholders with respect to the Holdco Merger, no other corporate proceedings (including approval of stockholders) on the part of the Company or any Company Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of the Parent Entities and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)        Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby, including the Bank Merger and the Holdco Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or any of the organizational or governing documents of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.4        Consents and Approvals.  Except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in preliminary and definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), (b) if Company Bank is to be the surviving bank in the Bank Merger, the filing of an application by Company Bank under the Bank Merger Act and approval of such application, (c) the filing of an amendment to EverBank Wealth Management, Inc.’s Form ADV and an amendment to EverTrade Direct Brokerage, Inc.’s (“Company Broker-Dealer”) Form BD filed with the SEC, (d) the filing with the Financial Industry Regulatory Authority (“FINRA”) of an application by Company Broker-Dealer under NASD Rule 1017 and approval of such application, (e) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates and Holdco Merger Certificates, and (f) the filing of any required applications, filings or notices with any Governmental Entities set forth in Section 3.4 of the Company Disclosure Schedule and the receipt of the necessary approvals and consents referenced therein, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company and its Subsidiaries of the Merger and the other transactions contemplated hereby (including the Bank Merger and the Holdco Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Bank Merger and the Holdco Merger on a timely basis and without the imposition of a Materially Burdensome Regulatory Condition. Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the Company’s representations and warranties set forth in this Section 3.4 are based on the accuracy of information provided by the Parent Entities, the representations and warranties in this Section 3.4 shall be limited to the extent affected by any inaccuracy in such information.

3.5        Reports.

(a)        The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency (the “OCC”), (vi) the Consumer Financial Protection Bureau (the “CFPB”), if any, (vii) any foreign regulatory authority and (viii) any self-regulatory organization (an “SRO”) ((i) – (viii), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company or any of its Subsidiaries, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2013, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiry by, or disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2013, in each case of clauses (i) through (iii), which would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)        An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2013 pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2013. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6        Financial Statements.

(a)        The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and immaterial in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2016 and March 31, 2016 (including any notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (iii) incurred in connection with this Agreement and the transactions contemplated hereby, (iv) arising under any contract or agreement set forth in Section 3.13(a) of the Company Disclosure Schedule except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement or

(v) disclosed pursuant to clause (a) or (b) of the first paragraph of this Article III. None of the Company or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)        The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditor and audit committee and a copy of any such disclosure has been made available to Parent. There is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)        Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7        Broker’s Fees.  With the exception of the engagement of UBS Securities LLC, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement by the Company of UBS Securities LLC related to the Merger and the other transactions contemplated hereby.

3.8        Absence of Certain Changes or Events.

(a)        Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)        Except as set forth in Sections 3.8, 5.1 and 5.2 of the Company Disclosure Schedule (in the case of Sections 5.1 and 5.2 of the Company Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement and the Company’s review of its strategic alternatives (which, for the avoidance of doubt, shall not include entering into an agreement or transaction for an Acquisition Proposal), since December 31, 2015, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and from such date until the date hereof, there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 5.2(b), 5.2(g)(i), 5.2(g)(ii), 5.2(g)(iii), 5.2(k), 5.2(m), 5.2(p), 5.2(q) or 5.2(r).

3.9        Legal Proceedings.

(a)        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)        There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10     Taxes and Tax Returns.

(a)        Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2015 have been examined by the Internal Revenue Service (the “IRS”) and are closed or are federal income Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of any material private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (other than a group the common parent of which was the Company) filing a joint, combined, unitary or consolidated Tax Return or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury regulations section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury regulations section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

(b)        As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)        As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11     Employees and Employee Benefit Plans.

(a)        Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock or other equity or equity-based incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries and with respect to which any ongoing obligation exists or any potential liability is borne by the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”).

(b)        The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Company Benefit Plan.

(c)        Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)        Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)        None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has contributed (or had any obligation to contribute) in the last six (6) years to an employee benefit plan that is subject to sections 412 or 302 of the Code or Title IV of ERISA. None of the Company, any of its Subsidiaries or any of their respective ERISA

Affiliates has ever maintained, established, participated in or contributed to, or is or has ever been obligated to contribute to, or has ever otherwise incurred any obligation or liability (including any contingent liability) under, Multiemployer Plan. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of section 414 of the Code.

(f)        Neither the Company nor any of its Subsidiaries sponsors, or has any current or projected liability for, any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by section 4980B of the Code or similar state Law.

(g)       All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(h)       There are no, and since January 1, 2013 there have not been any, pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, investigations, audits (other than routine audits by a Governmental Entity), proceedings or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit, investigation, audit (other than a routine audit by a Governmental Entity), proceeding or arbitration against the Company Benefit Plans, or the Company or any of its Subsidiaries with respect to any Company Benefit Plan, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(i)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under section 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). The Company has made available to Parent preliminary Section 280G calculations (the “Preliminary 280G Calculations”) which, based on the assumptions set forth therein, are true and correct as of the date hereof.

(j)        Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(k)       The Company maintains a policy that restricts the grant of Company Equity Awards immediately prior to, or otherwise in coordination with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or any of their financial results or prospects and, to the knowledge of the Company, the Company has complied in practice and operation with such policy in all material respects.

(l)        There are no and since January 1, 2013, there have not been any pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by or since January 1, 2013 has been a party to or bound by, any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

(m)      The Company and each of its Subsidiaries are, and have been since January 1, 2013, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, works compensation, continuation coverage under group health plans, wage payment and the payment of withholding of taxes, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No employee of the Company or any of its Subsidiaries is employed by the Company or any of its Subsidiaries outside of the United States.

(n)       There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or making a change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended December 31, 2015, except as required in order to comply with applicable Law.

3.12     Compliance with Applicable Law.

(a)       The Company and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)       The Company and each of its Subsidiaries have since January 1, 2013 (i) complied with and are not in default or violation under any applicable federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity (collectively, “Laws”), or policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Foreign Corrupt Practices Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Investment Advisers Act of 1940, any regulations promulgated by the CFPB, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”), and (iii) established and maintained a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clauses (i), (ii) and (iii), the failure to comply would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(d)       Each of the Company and its Subsidiaries has complied in all material respects with, and is not in material default or violation under, 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith (collectively, the “Volcker Rule”) since April 1, 2014. Section 3.12(d) of the Company Disclosure Schedule sets forth (i) all Company Subsidiaries engaged in activities that require the use of an exemption in 12 C.F.R. §§ 44.4-44.6, 248.4-248.6, or 17 C.F.R. §§ 255.4-255.6, and (ii) all covered funds that the Company or any of its Subsidiaries sponsors, or in which the Company or any of its Subsidiaries holds an ownership interest (as defined in the Volcker Rule), as well as all the applicable exemptions or exclusions in 12 C.F.R. §§ 44.11-44.13, 248.11-248.13, or 17 C.F.R. § 255.11-255.13 that the Company and its Subsidiaries rely upon with respect to such covered funds.

(e)       Company and Company Bank are each “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator).

(f)       Company Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and has had a rating of “satisfactory” or better since January 1, 2013.

(g)       The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Law since January 1, 2013. None of the Company, any of its Subsidiaries, or any of the respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account since January 1, 2013.

(h)       Neither Company Broker-Dealer nor any person associated with it, is subject to a “statutory disqualification” (as that term is used for purposes of the Exchange

Act) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Company Broker-Dealer has in effect, and at all times required by legal or regulatory requirements since January 1, 2013 has had in effect, such written supervisory policies and procedures as may be required by the SEC, FINRA, the Exchange Act and any SRO of which Company Broker-Dealer is or has been a member (“BD Compliance Policies”), except where the failure to maintain any relevant component(s) of the BD Compliance Policies would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. All BD Compliance Policies have been provided or made available to Parent. Company Broker-Dealer has provided Parent with a copy of all inspection or examination letters issued to Company Broker-Dealer and Company Broker-Dealer’s response to each such letter.

3.13     Certain Contracts.

(a)       Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will so restrict the ability of Surviving Corporation or any of its affiliates to engage in such activities, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than (x) extensions of credit, (y) other banking products offered by the Company and its Subsidiaries or (z) derivatives (in the case of each of sub-clauses (x) through (z), entered into in the ordinary course of business), that creates future aggregate payment obligations in excess of $1,000,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (v) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries or the guaranty of indebtedness of third parties (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) with a principal amount in excess of $10,000,000, (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vii) that is material and obligates the Company or any of its Subsidiaries, or following the Closing, will obligate the Surviving Corporation or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants, (viii) other than that entered into in the ordinary course of business consistent with past practice (including acquisition or disposition of blocks or pools of loans in the ordinary course of business), that relates to the acquisition or disposition of any assets or any business for a purchase price in excess of $20,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole, (ix) that limits the payment of dividends by the Company or any of its Subsidiaries, (x) that is material to the Company and its Subsidiaries, taken as a whole, or (xi) that would require any affiliate of Parent, other than the Surviving Corporation and its Subsidiaries, to purchase or acquire any goods or services. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) in existence as of the date hereof (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract” (provided that, for purposes of the first sentence of Section 3.13(b) and the first reference to that term in Section 5.2(e), the term “Company Contract” will include any of the above entered into after the date hereof that would have been a Company Contract if it had been in existence as of the date hereof) and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)       In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company’s knowledge each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract. The Company has made available to Parent prior to the date hereof true, correct and complete copies of each Company Contract in existence as of the date hereof.

3.14     Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15     Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16     Environmental Matters.

(a)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2013, with all Laws, policies or guidelines of any Governmental Entity, permits, authorizations and requirements of any Governmental Entity relating to: (i) the environment, health and safety as it relates to hazardous substance exposure, or natural resource damages, (ii) the handling, storage, labeling, notification, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, private environmental investigation or remediation activity or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(b)       As of the date hereof, there has been no material written environmental investigation, study, audit, test, review or other analysis conducted in the possession of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been made available to Parent prior to the date hereof.

(c)       The consummation of this transaction will not require any filings or other action be taken pursuant to the New Jersey Industrial Site Recovery Act or Connecticut Property Transfer Program.

3.17     Investment Securities and Commodities.

(a)       Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)       The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.18     Real Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since such date in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since such date) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the properties and assets of the Company and its Subsidiaries are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

3.19     Intellectual Property.  The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for, or used in, the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate (and has not infringed, misappropriated or otherwise violated) the rights of any person and is (and has been) in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (c) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries and (d) to the knowledge of the Company, no third party has breached or gained unauthorized access to any information technology networks or systems controlled by or used in the operation of the business of the Company or any of its Subsidiaries (or any data or information stored therein or transmitted thereby). For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how, including inventions, processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20     Related Party Transactions.  There are no transactions (or series of related transactions), agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) or beneficially owned 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally (each such agreement, arrangement or understanding, a “Related Party Contract”).

3.21     State Takeover Laws.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of the DGCL and any other takeover Laws of any state, including any “moratorium,” “control share,”

“fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”).

3.22     Opinion.  Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of UBS Securities LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement was fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.23     Company Information.  The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by any of the Parent Entities or any affiliate or representative of the Parent Entities specifically for use or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by the Company or its representatives specifically for inclusion or incorporation by reference in any other document to be filed with any other Regulatory Agency in connection with the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24     Loan Portfolio.

(a)       As of the date hereof, except as set forth in Section 3.24(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including (A) leases, credit enhancements, commitments, guarantees and interest-bearing assets and (B) any participation in any of the foregoing) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which, as of June 30, 2016, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2016, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loan to any director, executive officer or 5% or greater stockholder of the Company or any of its Subsidiaries or any such person’s immediate family members or affiliates. Set forth in Section 3.24(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries (1) that, as of June 30, 2016, were (x) on non-accrual status or (y) classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount, principal write-off amount and net principal of each such Loan and the identity of the borrower thereunder, other than Loans with a principal amount of $100,000 or less individually or (2) with respect to which, since January 1, 2013, the interest rate has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan or Loan participation was originally created due to concerns regarding the borrower’s ability to pay in accordance with the initial terms, excluding, in the case of this clause (2), (x) those loans the Company classifies as government insured pool buyout loans or residential mortgage loans and (y) Loans with a principal amount of $100,000 or less individually, and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2016, is classified by the Company as “Other Real Estate Owned” and the book value thereof, other than such assets with a book value of $100,000 or less individually. Notwithstanding anything to the contrary herein, Section 3.24(a) of the Company Disclosure Schedule shall not be considered disclosed for any other purposes of this Agreement.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.

(d)       Except as set forth in Section 3.24(d)(i) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold a material amount of Loans, pools of Loans, participations in Loans or mortgage servicing rights contains any obligation to repurchase or take back any such Loans or interests therein or rights (collectively, “Loan Interests”) that is not in all material respects consistent with industry standard (or would be triggered solely be a failure to pay) and, to the knowledge of the Company, other than in the ordinary course of business, there are no claims for any such repurchase or put back. Section 3.24(d)(ii) of the Company Disclosure Schedule sets forth summary information that is accurate and complete in all material respects regarding the Company’s and its Subsidiaries’ history with respect to such repurchases and put backs of Loan Interests and claims with respect thereto for each of the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and the quarters ended June 30, 2016 and March 31, 2016.

(e)       Except as set forth in Section 3.24(e) of the Company Disclosure Schedule, there are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)        Neither the Company nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, or (ii) aware of any claim, proceeding or investigation with respect thereto by any person.

3.25     Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.26     Information Security.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of Company, since January 1, 2013, no third party has gained unauthorized access to any information technology networks used in the operation of the business of the Company and its Subsidiaries.

3.27     No Other Representations or Warranties.

(a)       Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to any of the Parent Entities or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to any of the Parent Entities or any of their affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)       The Company acknowledges and agrees that none of the Parent Entities or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by any of the Parent Entities that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (i) any other section of Article IV specifically referenced or cross-referenced therein and (ii) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from reading only the disclosure that such disclosure applies to such other sections, each of the Parent Entities hereby represents and warrants to the Company as follows:

4.1       Corporate Organization.

(a)       Each of the Parent Entities and Merger Sub is a state life insurance company or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of TIAA Board of Overseers (“Ultimate Parent”), Parent and Owner is a savings and loan holding company within the meaning of the HOLA, is duly registered as such with the Federal Reserve Board and is a savings and loan holding company entitled to the exemptions set forth in Section 10(c)(9)(C) of the HOLA. Each of the Parent Entities and Merger Sub has the company or corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis. True and complete copies of the articles of incorporation of Parent (“Parent Certificate”), bylaws of Parent (“Parent Bylaws”), certificate of incorporation of Owner (“Owner Certificate”), bylaws of Owner (“Owner Bylaws”), Merger Sub Certificate and Merger Sub Bylaws, each as in effect as of the date of this Agreement, have previously been made available by Parent to the Company and none of the Parent Entities or Merger Sub is in violation of its organizational or governing documents, except for any such violation that would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

(b)       The Parent Bank is duly organized and validly existing under the laws of the United States, is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c)       All of the outstanding shares of capital stock of Parent are owned by the Ultimate Parent, which is a New York not-for-profit corporation. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Owner. Owner owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Merger Sub and Parent Bank.

4.2       Authority; No Violation.

(a)       Each of the Parent Entities and Merger Sub has full company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by the Board of Directors of each of the Parent Entities and Merger Sub and no other company or corporate proceedings (including approval of stockholders) on the part of any of the Parent Entities or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except (i) the approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and approval and adoption of the Bank Merger Agreement by Owner as sole stockholder of Parent Bank and (ii) approvals relating to the Holdco Merger. This Agreement has been duly and validly executed and delivered by each of the Parent Entities and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of the Parent Entities and Merger Sub, enforceable against each in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)       The execution and delivery of this Agreement by each of the Parent Entities and Merger Sub, and the consummation by each of the Parent Entities, Merger Sub and Parent Bank of the transactions contemplated hereby, including the Bank Merger and the Holdco Merger, and compliance by each of the Parent Entities, Merger Sub and Parent Bank with any of the terms or provisions hereof, will not (i) violate any provision of the Parent Certificate, the Parent Bylaws, the Owner Certificate, the Owner Bylaws, Merger Sub Certificate, Merger Sub Bylaws, the articles of incorporation of Parent Bank or the bylaws of Parent Bank, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Law applicable to any of the Parent Entities, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any of the Parent Entities, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Parent Entities, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

4.3       Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the OCC and, if required, the FDIC, in connection with the Bank Merger, including under the Bank Merger Act and HOLA, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the HOLA and approval of such applications, filings and notices, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates and Holdco Merger Certificates, (d) the filing with FINRA of an application by Company Broker-Dealer under NASD Rule 1017 and approval of such application, (e) compliance with the Exchange Act, (f) the filing of a Preliminary Information Report with the Superintendent of State of New York Department of Financial Services (the “NYDFS”) within 30 days following the Merger and (g) the filing of any required applications, filings or notices with any Governmental Entities set forth in Section 4.3 of the Company Disclosure Schedule and the receipt of the necessary approvals and consents referenced therein, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by the Parent Entities and Merger Sub of this Agreement or (ii) the consummation by the Parent Entities, Merger Sub and Parent Bank of the Merger and the other transactions contemplated hereby (including the Bank Merger and the Holdco Merger). Furthermore, no pre-Closing consents or approvals of or filings or registrations with the NYDFS are necessary in connection with (i) the execution and delivery by the Parent Entities and Merger Sub of this Agreement or (ii) the consummation by the Parent Entities, Merger Sub and Parent Bank of the Merger and the other transactions contemplated hereby (including the Bank Merger and the Holdco Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Bank Merger and the Holdco Merger on a timely basis and without the imposition of a Materially Burdensome Regulatory Condition. Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the Parent Entities’ representations and warranties set forth in this Section 4.3 are based on the accuracy of information provided by the Company, the representations and warranties in this Section 4.3 shall be limited to the extent affected by any inaccuracy in such information.

4.4       Reports.  Except as would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis: (a) each of the Parent Entities and its Subsidiaries has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2013 with any Regulatory Agencies, including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith; (b) as of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of the reports and documents referenced in clause (a) above, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed; and (c) except as set forth in Section 4.4 of the Parent Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of any Parent Entity, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Parent Entities or any of their Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2013.

4.5       Financial Statements.  The financial statements of Parent that have previously been made available by Parent to the Company (including the related notes, where applicable) (a) have been prepared from, and are in accordance with, the books and records of Parent, (b) fairly present in all material respects the statutory-basis statements of admitted assets, liabilities, and capital and contingency reserves as of December 31, 2015 and 2014 and the related statutory-basis statements of operations, of changes in capital and contingency reserves and of cash flows for the years ended December 31, 2015, 2014 and 2013, (c) complied, as of their respective dates, in all material respects with applicable accounting requirements, and (d) have been prepared on the basis of the accounting practices prescribed or permitted by the NYDFS.

4.6       Absence of Certain Changes or Events.  Since December 31, 2015 through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.7       Legal Proceedings.

(a)       Except as would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, none of the Parent Entities nor any of their Subsidiaries is a party to any, and there are no pending or, to any Parent Entity’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against any Parent Entity or any of their Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon any Parent Entity, any of their Subsidiaries or any of their assets (or that, upon consummation of the Merger, would apply to any of the Parent Entities or any of the affiliates) that would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

4.8       Compliance with Applicable Law.  Each of the Parent Entities and their Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable Law or policy and/or guideline of any Governmental Entity relating to any of the Parent Entities or their Subsidiaries, except where neither such failure to comply with nor such default or violation under any applicable Law or policy and/or guideline of any Governmental Entity relating to the Parent Entities or any of their Subsidiaries would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis. As of the date hereof, Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.9       Agreements with Regulatory Agencies.  Except as would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Entities and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis:

(a)       none of the Parent Entities or any of their Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has any of the Parent Entities or any of their Subsidiaries been advised in writing since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement; and

(b)       to the knowledge of any Parent Entity, no Insurance Regulator that noted any deficiencies or violations in any reports of examination since January 1, 2013 has advised Parent or the applicable Subsidiaries of Parent through which the Parent Entities conduct their insurance operations (collectively, the “Parent Insurance Subsidiaries”) of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Parent Insurance Subsidiary based upon such deficiencies or violations.

4.10     Parent Information.  None of the information supplied or to be supplied by any of the Parent Entities, Merger Sub or their respective representatives in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by any of the Parent Entities or Merger Sub with respect to information supplied by the Company or any affiliate or representative of the Company specifically for use or incorporation by reference therein.

4.11     Availability of Funds.  As of the Closing Date, Parent shall have or have immediately available to it sufficient funds (which funds, as well as the obligations of the Parent Entities and Merger Sub hereunder, shall not be subject to any financing condition or contingencies) to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all obligations of each of the Parent Entities and Merger Sub under this Agreement, including the payment of the Merger Consideration, the Preferred Stock Consideration, and the consideration in respect of the Company Equity Awards under Section 1.9.

4.12     Ownership and Operations of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 shares of which are validly issued and outstanding. All the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Owner or a direct or indirect wholly owned Subsidiary of Owner. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement or (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

4.13     Ownership of Shares.  None of the Parent Entities or any of their Subsidiaries owns as General Account Shares any Company Stock, beneficially, of record or otherwise, as of the date hereof or at any from the date hereof to the time that is immediately prior to the Effective Time.

4.14     No Interested Stockholder.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, none of the Parent Entities or Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder, except as would not be material for purposes hereof.

4.15     No Other Representations or Warranties.

(a)       Except for the representations and warranties made by the Parent Entities in this Article IV, none of the Parent Entities or any other person makes any express or implied representation or warranty with respect to any of the Parent Entities, their Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of the Parent Entities hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of the Parent Entities or any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to any of the Parent Entities, their Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by any of the Parent Entities in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of the Parent Entities, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)       Each of the Parent Entities acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1       Conduct of Business of the Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as expressly set forth in Section 5.1 or 5.2 of the Company Disclosure Schedule), required by applicable Law or as consented to in writing by Parent (or, in the case of clause (b) in relation to the Parent Entities, the Company) (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business (x) in the ordinary course of business in all material respects and (y) in compliance with applicable Laws (except, in the case of this clause (y), as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of the Company and the Parent Entities shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely and materially affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2       Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Sections 5.1 and 5.2 of the Company Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a)       other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)        adjust, split, combine or reclassify any capital stock;

(ii)       make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company in the ordinary course of business (including being declared and paid consistent with past practice from a timing perspective) at a rate not in excess of $0.06 per share of Company Common Stock, (B) dividends payable on the Company Preferred Stock, (C) dividends payable on trust preferred securities, (D) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, or (E) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case, in accordance with past practice and the terms of the applicable award agreements);

(iii)      grant any Company Equity Awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)      issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the settlement of Company Equity Awards in accordance with their terms;

(c)       sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)       except for transactions in the ordinary course of business consistent with past practice (which shall include purchases of blocks or pools of loans in the ordinary course of business consistent with past practice), acquire any material assets or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e)       (i) terminate, materially amend or waive any material provision of any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than (x) any normal renewal of a contract or a lease that after the renewal (1) has aggregate future payment obligations of $500,000 or less, (2) has a term of 36 months or less, and (3) does not have a termination fee in excess of the value of such contract or lease; and (y) any amendment(s) of a contract or a lease (1) that individually or in the aggregate result in an increase in aggregate future payment obligations of no more than the lesser of 20% of the value of such contract or lease as of the date of this Agreement and $200,000, in each case, for all amendments of such contract or lease since the date of this Agreement and (2) that does not extend the term of such contract or lease (provided, in the case of clauses (x) and (y), that no such contract or lease shall be both renewed and amended), in each case with respect to (x) and (y), without material adverse changes of terms with respect to the Company or, following the closing, to the Surviving Corporation or any of its affiliates, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)       terminate, amend or waive any provision of any Related Party Contract or enter into any agreement, arrangement or understanding that would constitute a Related Party Contract;

(g)       except as required under applicable Law or the terms of any Company Benefit Plan, (i) enter into, adopt, terminate or amend any Company Benefit Plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer or director, except for (w) the grant of cash bonus “spot awards” to employees below the level of Senior Vice President in the ordinary course of business consistent with past practice, (x) annual merit-based increases in base salary or wage rate for employees below the level of Senior Vice President, in the ordinary course of business consistent with past practice, (y) increases in base salary or wage rate for employees below the level of Senior Vice President in connection with and corresponding to any promotions or job transfers implemented in the ordinary course of business consistent with past practice; provided that the increased base salary or wage rate is consistent with the Company’s ordinary course practices for the new role of the promoted or transferred employee or (z) increases in base salary, wage rate or bonus target for employees below the level of Senior Vice President in connection with and corresponding to any market adjustments implemented in the ordinary course of business consistent with past practice; provided that the increased base salary, wage rate or bonus target, as applicable, is supported by objective industry and job function survey data routinely consulted by the Company for the purposes of making such market adjustments; provided, however, that any increases pursuant to clauses (w), (x), (y) and/or (z) hereof shall not, in the aggregate, increase by more than four percent (4%) the aggregate cost of base salaries and wage rates for all employees as in effect as of the date hereof, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for the payment of bonuses and incentive compensation in the ordinary course of business pursuant to the plans and programs listed in Section 5.2(g) of the Company Disclosure Schedule as in effect as of the date hereof (the “Bonus Plans”) for completed periods; provided that with respect to any bonuses paid under any Bonus Plan that is designated in Section 5.2(g) of the Company Disclosure Schedule as a “material Bonus Plan,” the Company shall consult with Parent prior to payment of bonuses under such Bonus Plan, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or (vi) terminate the employment of any Key Employee, other than for cause, or hire any employee at or above the level of Senior Vice President;

(h)       commence (except in the ordinary course of business in connection with the collection of debt) or settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or any of its affiliates;

(i)        amend the Company Certificate or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)        merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)       materially restructure or materially change its investment securities or derivatives portfolio or materially change the interest rate exposure of either such portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)        take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.2 not being satisfied in a timely manner;

(m)      implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)       (i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice and so long as it does not result in a material change in the risk profile, change in any material respect any of its lending, investment, underwriting, risk, asset liability management or other banking or operating, securitization or servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity, or (iii) (1) make any unsecured loans or extensions of credit that are in excess of $100,000 in a single transaction or $10,000,000 in the aggregate, except pursuant to existing commitments as of the date hereof or (2) make any secured loan or extension of credit that is in excess of $30,000,000 in a single transaction, except pursuant to existing commitments as of the date hereof (notwithstanding the foregoing, if such secured loan or extension of credit is a mortgage warehouse finance facility, “$75,000,000” shall substitute for “$30,000,000” in clause (2) hereof and, if such secured loan or extension of credit is a lender finance facility, “$60,000,000” shall substitute for “$30,000,000” in clause (2) hereof);

(o)       make any material changes in any of its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by applicable Laws or guidelines or policies imposed by any Governmental Entity;

(p)       make, or commit to make, any capital expenditures in excess of $3,000,000 individually or $15,000,000 in the aggregate;

(q)       other than in the ordinary course of business, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes that results in a material assessment or material restriction on the business of the Company or any of its Subsidiaries, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(r)       make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities; or

(s)       agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3       Parent Entity Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, each of the Parent Entities shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a)       take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.3 not being satisfied in a timely manner; or

(b)       agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4       Representatives.  Each of the Company and Parent agrees to make one or more of its authorized representatives (in the case of the Company, each, a “Company Representative” and in the case of Parent, each, a “Parent Representative”) reasonably available to consider requests from the other party for consents under Section 5.2 and/or Section 5.3, as applicable, and to use commercially reasonable efforts to cause a Company Representative or Parent Representative, as applicable, to respond to such requests promptly (in any event within five (5) business days of such requests); provided that in the event that a Company Representative or Parent Representative, as applicable, does not respond to any such request within five (5) business days, the Company or Parent, as applicable, shall be deemed to have consented to such request. Each request by the Company under Section 5.2 shall be made to the Parent Representatives and shall specifically state that it is a request for consent under Section 5.2 of this Agreement and that if a response is not received within five (5) business days such consent will be deemed to have been granted. Each request by Parent under Section 5.3 shall be made to the Company Representatives and shall specifically state that it is a request for consent under Section 5.3 of this Agreement and that if a response is not received within five (5) business days such consent will be deemed to have been granted. The initial Company Representatives shall be Mark Baum and Jean-Marc Corredor or any of their designees, and the initial Parent Representatives shall be Michael Kahn and BJ Haughey or any of their designees.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1       Regulatory Matters.

(a)       The Company shall promptly prepare and file with the SEC, no later than thirty-five (35) days after the date of this Agreement, the Proxy Statement, and each of the Parent Entities shall cooperate with the Company in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and shall thereafter as promptly as practicable (but in any event no later than ten (10) days thereafter) mail or deliver the Proxy Statement to its stockholders. The Company shall as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with the opportunity to review and comment on (i) the draft of the Proxy Statement (including each amendment or supplement thereto) and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to the filing of the Proxy Statement with or sending such to the SEC, and the Company will (x) consider Parent’s comments in good faith, (y) not make any statement therein regarding Parent or any of its affiliates without Parent’s consent (not to be unreasonably withheld), except as may be required by applicable Law and (z) provide to Parent copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to its stockholders.

(b)       The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Bank Merger and the Holdco Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, each of the Parent Entities and the Company shall, and shall cause their respective Subsidiaries to, prepare and file any applications, notices and filings required to be filed with any regulatory agency in order to obtain the Requisite Regulatory Approvals; provided, that, notwithstanding that Company Bank is required to file an application under the Bank Merger Act, each of the Parent Entities shall, and shall cause their respective Subsidiaries to, prepare such application and be responsible for the approval process relating thereto. In connection with the foregoing, any filing party shall request confidential treatment for any information another party shall request be kept confidential, to the extent permitted by applicable Law, and shall use reasonable best efforts to cause such request to be granted. Subject to Section 6.1(c), each of the Parent Entities and the Company shall use, and shall cause its applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Each of the Parent Entities and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised promptly of the status of filings and applications, including communications with Governmental Entities, and all other matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other parties in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)       In furtherance and not in limitation of the foregoing, each of the Parent

Entities and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing; provided that none of the Parent Entities shall have any obligation to litigate or participate in the litigation of any action, suit or proceeding, whether judicial or administrative, in order to oppose or defend any action, suit or proceeding by the Federal Reserve Board, the OCC, the FDIC, the NYDFS, the SEC or FINRA. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require any of the Parent Entities or permit the Company to take any action, or commit to take any action, or agree to any condition or restriction that would (i) reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole after giving effect to the transactions contemplated hereby (but measured on a scale relative to the Company and its Subsidiaries, taken as a whole as of the date hereof), (ii) cause Parent to lose, suffer any diminution in or have otherwise adversely modified or impaired any of its legislative or regulatory rights, statuses or privileges or have an adverse effect on the regulatory exemptions available to Parent due to any of the foregoing or (iii) cause Parent or any of its Subsidiaries (other than Parent Bank, Company Bank and their respective Subsidiaries) to either (x) divest, restrict or be subject to any limit on any lawful business or activity (other than, in the case of this clause (iii), either (A) the closure of offices, or similar requirements, resulting from competition issues or (B) regulatory conditions that would be de minimis) or (y) be subject to any prior notice or approval rights with respect to the ability to engage in any lawful business or activity (each of clauses (i), (ii) and (iii), a “Materially Burdensome Regulatory Condition”).

(d)       Each of the Parent Entities and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger, the Holdco Merger and the other transactions contemplated by this Agreement.

(e)       To the extent permitted by applicable Law, each of the Parent Entities and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from the OCC, the Federal Reserve Board and, if required, the FDIC.

6.2       Access to Information.

(a)       Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the Parent Entities, for the purposes of verifying the representations and warranties of the Company, preparing for the Merger and the other matters contemplated by this Agreement, or otherwise relating to the transactions contemplated herein, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems and records, and the Company shall cooperate with the Parent Entities in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to the Parent Entities (i) a copy of each report, schedule, registration statement and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law), and (ii) all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as the Parent Entities may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)       Parent shall hold all information furnished by or on behalf of the Company or any of the Company’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 7, 2016, between Parent and the Company (the “Confidentiality Agreement”), and Owner shall hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement as if it were a party thereto.

(c)       No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(d)       Nothing contained in this Agreement shall give either the Company or any of the Parent Entities, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3       Stockholders’ Approval.

(a)       The Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). The Company shall if requested by Parent engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to the stockholders of the Company, the Board of Directors of the Company may submit this Agreement to the stockholders of the Company without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (A) (1) the Company has received an Acquisition Proposal that did not result from a breach of Section 6.9 (and such proposal is not withdrawn) and the Board of Directors of the Company determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or (2) an Intervening Event shall have occurred and the Board of Directors of the Company determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that continuing to recommend this Agreement would be more likely than not to result in a violation of its fiduciary duties under applicable Law, (B) the Company gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (1) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal and any amendment or modification thereof or (2) in the case of an Intervening Event, the nature of the Intervening Event in reasonable detail) and (C) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (which shall be negotiated in good faith by the Company) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a). The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. For the avoidance of doubt, but subject to the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby as provided for in this Agreement and nothing herein shall be deemed to relieve the Company of such obligation. Except as set forth in this Section 6.3(a), the Board of Directors of the Company shall not (i) withdraw, change, qualify or modify or publicly and affirmatively propose to withdraw, change, qualify or modify the Company Recommendation, (ii) fail to recommend against acceptance of any tender offer or exchange offer for Company Common Stock within ten (10) business days after the commencement of such offer or (iii) approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any Acquisition Proposal (any action described in clauses (i) through (iii) being referred to as a “Change in Company Recommendation”).

(b)       For purposes of this Agreement, an “Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable, to the Board of Directors of the Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Acquisition Proposal.

6.4       Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of the Parent Entities and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Bank Merger and the Holdco Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or any of the Parent Entities or any of their respective Subsidiaries in connection with the Merger, the Bank Merger, the Holdco Merger and the other transactions contemplated by this Agreement.

6.5       Employee Benefit Plans.

(a)       During the period commencing at the Effective Time and ending on (i) if the Closing Date occurs on or prior to March 31 of any calendar year, December 31 of such calendar year or (ii) if the Closing Date occurs after March 31 of any calendar year, the first anniversary of the Closing Date (such period, the “Maintenance Period”), Parent shall cause the Surviving Corporation to provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary, base wage rate or commission schedule, as applicable, that is no less favorable than the base salary, base wage rate or commission schedule, as applicable, provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (ii) short-term cash incentive opportunities that are substantially comparable to the short-term cash incentive opportunities provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (iii) a target long-term incentive opportunity that is substantially comparable to the target long-term incentive opportunity provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time; provided that such long-term incentive opportunity may be provided in the form of unrestricted or deferred cash, or a phantom or notional equity-based incentive program, in the sole discretion of Parent, (iv) vacation, personal and sick day entitlements that are no less favorable than the vacation, personal and sick day entitlements provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time and (v) retirement and other employee benefits (excluding equity and other long term incentive benefits) that are substantially comparable in the aggregate to those retirement and other employee benefits provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the Maintenance Period with severance benefits pursuant to and in accordance with the terms of the applicable Company Benefit Plan set forth in Section 6.5(a) of the Company Disclosure Schedule.

(b)       With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) waive all pre-existing conditions, exclusions, evidence of insurability (other than with respect to life insurance, provided that Parent will cause the applicable New Plan to provide Continuing Employees with guaranteed issue amounts thereunder), and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the most closely analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the most closely analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, (iii) assume all obligations to provide continued health coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA to the qualified beneficiaries of Continuing Employees and (iv) use commercially reasonable efforts to recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the most closely analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under any retiree medical plan, or (z) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(c)       Parent shall, or shall cause the Surviving Corporation to, assume and honor all Company Benefit Plans in accordance with their terms; provided that nothing in this Section 6.5(c) is intended to prevent Parent from amending or terminating Company Benefit Plans in accordance with their terms. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

(d)       The Company shall be permitted to finally and conclusively determine, in good faith, the amounts earned under the Bonus Plans in respect of the 2016 fiscal year (such amounts, the “2016 Bonuses”) based on funding at actual performance with respect to applicable financial and non-financial performance metrics; provided, however, that solely with respect to those Bonus Plans listed on Section 6.5(d) of the Company Disclosure Schedule, any component of the financial performance metrics that is measured based on return on equity shall be deemed to have been achieved at the greater of actual or target performance. 2016 Bonuses shall be paid in the ordinary course of business at such time when annual bonuses have historically been paid out by the Company (the “2016 Bonus Payment Date”). To the extent that the Closing Date occurs on or before the 2016 Bonus Payment Date, (i) Parent shall, or shall cause the Surviving Corporation to pay out 2016 Bonuses on (or promptly following) the 2016 Bonus Payment Date and (ii) without limiting any other provision of any Company Plan, if (x) the Closing Date occurs after December 31, 2016 and (y) an employee’s employment is terminated by the Surviving Corporation without cause after the Closing Date but prior to the 2016 Bonus Payment Date, then (z) notwithstanding any provision to the contrary in any such Company Plan, such employee shall be entitled to receive payment of his or her 2016 Bonus upon the 2016 Bonus Payment Date (provided that any such payment shall not be duplicative of any other similar right to payment of the 2016 Bonus or a pro-rata portion thereof under any other Company Plan). If the Closing Date occurs on or after January 1, 2017, upon notice to and in consultation with Parent, the Company shall be permitted to establish annual bonus targets, maximums and performance award levels, performance measures and eligibility and participation requirements for the 2017 fiscal year under the Bonus Plans, in the ordinary course of business consistent with business strategy objectives.

(e)       Parent and the Company shall each, and shall cause each of their respective affiliates to, comply with all Laws regarding the maintenance, use, sharing and processing of Employee Personal Data, including (i) compliance with any applicable legal requirements to provide notice to, or obtain consent from, the employee for processing of the data and (ii) taking any other steps necessary to ensure compliance with applicable data protection Laws. “Employee Personal Data” means any information relating to the employees of the Company or any of its Subsidiaries that (i) is obtained by Parent or its affiliates from the Company or any of its Subsidiaries or Representatives or (ii) is created by Parent or its affiliates based on such information.

(f)       Unless otherwise requested by Parent not later than ten (10) business days prior to the Closing Date, the Company shall take all actions, including through resolutions of the Company’s Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause the EverBank Profit Sharing and Savings Plan, as amended and restated effective January 1, 2014 (the “Company 401(k) Plan”), to terminate effective on the business day immediately preceding the Closing Date, with such termination being contingent on the Closing. Such resolutions shall be subject to Parent’s reasonable prior review and approval.

(g)       If Parent or any of its affiliates maintains a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) and Parent elects to terminate the Company 401(k) Plan pursuant to Section 6.5(f), Parent shall permit each Continuing Employee participating in the Company 401(k) Plan to elect, and Parent agrees to cause the Parent 401(k) Plan to accept, in accordance with applicable Law and the terms of the Parent 401(k) Plan a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Company 401(k) Plan. Each Continuing Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.5(b)); it being agreed that no Continuing Employee shall experience a gap in eligibility to participate in a tax-qualified defined contribution plan as a result of the transactions contemplated by this Agreement.

(h)       Prior to making any written broad-based communications to the employees of the Company of its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement (excluding any communications relating to ordinary course employment, compensation or benefits matters unrelated thereto), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider Parent’s comments in good faith.

(i)       Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever (including the creation of any third-party beneficiary rights) under or by reason of this Agreement.

6.6       Indemnification; Directors’ and Officers’ Insurance.

(a)       From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director or officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable Law; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with the Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)       For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, with the prior consent of Parent (not to be unreasonably withheld), may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors and officers insurance policy providing coverage equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If the Company purchases such a “tail policy,” Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c)       Any Company Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided, that failure to so notify will not affect the obligations of the Surviving Corporation under this Section 6.6 unless and to the extent that the Surviving Corporation is actually prejudiced as a consequence.

(d)       The obligations of the Surviving Corporation, Parent and the Company under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected person.

(e)       The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or liabilities to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.6 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

6.7       Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of a Parent Entity, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by Parent.

6.8       Advice of Changes.  Each of the Parent Entities, on the one hand, and the Company, on the other hand (in such capacity, the “Notifying Party”), shall promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition set forth in, if a Parent Entity is the Notifying Party, Section 7.1 or 7.3, or if the Company is the Notifying Party, Section 7.1 or 7.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.9       Acquisition Proposals.

(a)       The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry with respect to an Acquisition Proposal, of the existence of the provisions of this Section 6.9(a); provided, that, prior to the adoption of this Agreement by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal did not result from a breach of this Section 6.9) and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, (x) the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company and (y) any non-public information to be provided to such third party shall have been previously provided to Parent. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than any of the Parent Entities with respect to any Acquisition Proposal and the Company shall promptly request the prompt return or destruction of all confidential information previously furnished to any such other person. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent in writing of the receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. The Company shall not, and shall cause its representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.9(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

(b)       As used in this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (substituting “50%” for “20%” in the definition thereof) which the Board of Directors has determined in good faith, after consultation with outside counsel and financial advisors, taking into account all relevant legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, that, (i) if consummated, would be more favorable to the holders of Company Common Stock, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement) and (ii) is more likely than not to be completed on the terms proposed on a timely basis.

(c)       Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.10     Public Announcements.  The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and, except as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11       Change of Method.

(a)       The Company and Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the Merger (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change that requires any approval of the holders of the Company Common Stock shall be made without (or without being subject to) such approval. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

(b)       Parent shall be empowered, at any time prior to the Effective Time, to (i) change the structure of effecting the Bank Merger so that Parent Bank would be the surviving entity and/or the Holdco Merger so that Owner would be the surviving entity or (ii) elect not to consummate the Holdco Merger, in each case so long as no such change would reasonably be expected to (x) materially impede or materially delay the consummation of the transactions contemplated by this Agreement or (y) adversely affect the Tax treatment of the Company’s stockholders pursuant to this Agreement. If Parent elects not to consummate the Holdco Merger, references in this Agreement to the Holdco Merger shall be disregarded. For purposes of the representations and warranties in Article III, it shall be assumed that Owner is the surviving entity in the Holdco Merger and Parent Bank is the surviving entity in the Bank Merger. For purposes of the representations and warranties in Article IV, it shall be assumed that the Surviving Corporation is the surviving entity in the Holdco Merger and Company Bank is the surviving entity in the Bank Merger.

6.12     Restructuring Efforts.  Without limiting Section 8.1(e), if the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that none of the parties shall have any obligation to alter or change any material terms, including the Merger Consideration, the amount or kind of the consideration to be issued to holders of the capital stock or equity rights of the Company as provided for in this Agreement, in a manner adverse to such party or the Company’s stockholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.12) for adoption or approval, as applicable, by its stockholders.

6.13     Takeover Statutes.  None of the Company, the Parent Entities or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.14     Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15     Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions,

and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Company Stock from the New York Stock Exchange and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.16     Stockholder Litigation.  The Company shall cooperate and consult with the Parent Entities in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall afford the Parent Entities the opportunity to participate at their own expense in the defense or settlement of any such litigation, and no such settlement shall be offered or agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld. In furtherance of and without in any way limiting the foregoing, the Company shall use reasonable best efforts (without unreasonable expense) to prevail or settle on terms reasonably satisfactory to Parent in any such litigation so as to permit the consummation of the Merger in the manner contemplated by this Agreement.

6.17     Transition.  Commencing following the date hereof, and in all cases subject to applicable Law, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees, officers and representatives of the Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, and take actions and assist Parent in performing all tasks, including conversion planning, assisting in any post-closing divestiture, post-closing equipment installation, training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Parent. Nothing contained in this Section 6.17 shall give Parent, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing.

6.18     Employee Cooperation.  Between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to (a) assist Parent in identifying key employees of the Company and its Subsidiaries (such employees as are so identified by Parent, “Key Employees”), including providing any information as reasonably requested by Parent about individual employees and groups of employees with respect to their roles, job descriptions, performance, compensation levels, retention risk factors and other similar information and (b) to the extent requested by Parent, cooperate in good faith with Parent to help establish and implement, on behalf of Parent, any employee retention and transition incentive programs designed to encourage the retention and performance of Key Employees and (c) ensure that no executive officer of, or written communication by, the Company or its Subsidiaries disparages Parent or any of its affiliates in any way or interferes with Parent’s retention efforts with respect to employees of the Company and its Subsidiaries.

6.19       Certain Indebtedness.  As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to commence an offer to purchase related to any or all of the outstanding aggregate principal amount and all other amounts due in respect of any notes (the “Notes”) of the Company issued pursuant to the Indenture, dated as of June 30, 2015, by and between the Company and Wells Fargo, N.A., as Trustee (as amended, modified or supplemented, the “Indenture”), on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (the “Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that (x) Parent shall only request the Company to conduct a Debt Tender Offer in compliance with the Indenture and the rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act, and (y) the Company shall not be required to take any action in connection with a Debt Tender Offer if such action would violate applicable Law. Notwithstanding the foregoing, the closing of any Debt Tender Offer shall be conditioned on the occurrence of the Closing and obtaining any required regulatory approvals with respect to such Debt Tender Offer, and the parties shall use their respective reasonable best efforts to cause any such Debt Tender Offer to close on the Closing Date or as soon as reasonably possible thereafter. Subject to the preceding sentence, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any Debt Tender Offer, including preparing the offer to purchase and letter of transmittal and engaging a dealer manager and information agent selected by Parent in connection with any such Debt Tender Offer. The Company (i) shall waive any of the conditions to any Debt Tender Offer (other than the occurrence of the Closing) and make any change to any Debt Tender Offer, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to any Debt Tender Offer or make any changes to any Debt Tender Offer. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay for such notes that have been properly tendered and not withdrawn pursuant to any Debt Tender Offer commenced pursuant to this Section 6.19. Parent shall reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with its compliance with this Section 6.19. For the avoidance of doubt, the failure of any Debt Tender Offer shall not affect the obligations of the Parent Entities and Merger Sub to consummate the transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT

7.1       Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       Stockholder Approval.  This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote.

(b)       No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger, the Holdco Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or otherwise be in effect which prohibits or makes illegal consummation of the Merger, the Bank Merger or the Holdco Merger.

7.2       Conditions to Obligations of the Parent Entities and Merger Sub.  The obligation of each of the Parent Entities and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b) (with respect to Company Bank) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Sections 3.2(a) and 3.2(b) (with respect to Company Bank), such failures to be true and correct as are de minimis) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2(b) (with respect to any material Subsidiary of the Company, other than Company Bank), 3.2(c), 3.3(a), 3.3(b)(i), 3.7, 3.21 and 3.22 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects (or, if the representation and warranty is qualified by a materiality or Material Adverse Effect qualifier, in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effects.

(b)       Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)       Regulatory Approvals; Materially Burdensome Regulatory Condition.

All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall impose any term or condition that would constitute, either individually or in the aggregate, a Materially Burdensome Regulatory Condition.

(d)       Dissenting Stockholders.  Holders of not more than 15% of the outstanding Company Common Stock shall have duly exercised their dissenters’ rights under Section 262 of the DGCL.

(e)       Bank Merger.  All conditions to the consummation of the Bank Merger (other than the consummation of the Merger and the Holdco Merger) shall have been and remain satisfied, or then be capable of satisfaction, and Parent shall be reasonably satisfied that the Bank Merger can occur immediately after the Merger or, if the Holdco Merger is taking place immediately after the Merger, immediately after the Holdco Merger, or at such other time thereafter as Parent may choose.

7.3       Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of each of the Parent Entities set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)       Performance of Obligations of the Parent Entities and Merger Sub.  Each of the Parent Entities and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)       Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

ARTICLE VIII

TERMINATION

8.1       Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

(a)       by the mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)       by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Bank Merger or the Holdco Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Bank Merger or the Holdco Merger; provided that if the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, such party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b);

(c)       by either Parent or the Company if the Merger shall not have been consummated on or before the fifteenth (15th) month anniversary of the date of this Agreement (the “Termination Date”); provided that if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein such party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c);

(d)       by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or any Parent Entity or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days (or such fewer days as remain prior to the Termination Date) following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period;

(e)       by either Parent or the Company if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Vote shall not have been obtained;

(f)       by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company shall have (A) failed to recommend in the Proxy Statement that the stockholders of the Company adopt this Agreement, (B) effected a Change in Company Recommendation, (C) failed to issue a press release announcing its opposition to an Acquisition Proposal within ten (10) business days after such Acquisition Proposal is publicly announced or (D) submitted this Agreement to the holders of Company Common Stock for approval without a recommendation for approval or (ii) the Company or its Board of Directors has breached its obligations under Section 6.3 or 6.9 in any material respect;

(g)       by Parent, if the Federal Reserve Board or the OCC has granted a

Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the Termination Date so as not to contain or result in a Materially Burdensome Regulatory Condition; provided that if (i) Parent does not elect to terminate this Agreement within 60 days following any such termination right arising under this Section 8.1(g) and (ii) Parent has not by the end of such 60 day period waived the Materially Burdensome Regulatory Condition with respect to which such termination right arose, then the Company may terminate this Agreement pursuant to this Section 8.1(g); provided, further, that, if during the 60 day period referred to in the preceding proviso any new material condition or restriction is imposed by a Governmental Entity (regardless of whether such new condition or restriction would itself constitute a Materially Burdensome Regulatory Condition) such 60 day period shall be extended until 60 days after such new condition or restriction was imposed with there being no meaningful possibility that such new condition or restriction would be revised prior to the Termination Date so as not to be a material condition or restriction; or

(h)       by either Parent or the Company if the Federal Reserve Board or the OCC shall have requested in writing that the Company, Parent or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2       Effect of Termination.

(a)       In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Parent Entities, the Company, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX (provided that in such event Section 9.12 shall, for the avoidance of doubt, survive only with respect to the other surviving provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of the Parent Entities, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the holders of Company Stock of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Common Stock, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its stockholders in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).

(b)       In the event that:

(i)        (x) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or made known to management of Company or its stockholders generally, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or Section 8.1(e) or by Parent pursuant to Section 8.1(d) and (z) within twelve (12) months after the termination of this Agreement, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above); provided that, for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”; or

(ii)       this Agreement is terminated by Parent pursuant to Section 8.1(f);

then the Company shall pay Parent a fee, in immediately available funds, in the amount of $93,200,000 (the “Termination Fee”) upon, in the case of Section 8.2(b)(i), the earlier of the date it enters into the applicable definitive agreement and the date of the consummation of such transaction, and in the case of Section 8.2(b)(ii), as promptly as practicable after (and in any event within two (2) business days of) the termination of this Agreement. In no event shall the Company be obligated to pay Parent the Termination Fee on more than one occasion.

(c)       The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent Entities would not enter into this Agreement. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty and, except in the case of fraud or a willful and knowing breach, shall be the sole monetary remedy in a circumstance where the Termination Fee is payable and is paid in full. In the event that the Company fails to pay when due any amounts payable under Section 8.2(b), then the Company shall (i) reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount and (ii) pay Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

9.1       Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained herein and therein which by their terms are to be performed in whole or in part after the Effective Time.

9.2       Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3       Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4       Expenses.  Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.5       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)       if to the Company, to:

EverBank Financial Corp
501 Riverside Avenue
Jacksonville, FL 32202
Attention:	James Hubbard, Executive Vice President,
General Counsel and Secretary
Facsimile:	(904) 623-8100
E-mail:	James.Hubbard@EverBank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen
Mark J. Menting
Facsimile:	(212) 291-9028
(212) 291-9099
E-mail:	cohenhr@sullcrom.com
mentingm@sullcrom.com

and

(b)       if to any of the Parent Entities or Merger Sub, to:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017
Attention:	J. Keith Morgan
Facsimile:	(212) 916-4840
E-mail:	Keith.Morgan@tiaa.org

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	John L. Douglas
William L. Taylor
Facsimile:	(212) 701-5800
E-mail:	john.douglas@davispolk.com
william.taylor@davispolk.com

9.6       Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this

Agreement, the “knowledge” of the Company means the knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Schedule after due inquiry, and the “knowledge” of any Parent Entity means the knowledge of any of the officers of the Parent Entities listed in Section 9.6 of the Parent Disclosure Schedule after due inquiry. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) “made available” (and similar expressions) means any document or other information that was (A) delivered by one party or its representatives to the other party or its representatives prior to the date hereof, (B) included in the virtual data room of a party at least two (2) business days prior to the date hereof or (C) in the case of the Company only, filed by the Company with the SEC and publicly available on EDGAR prior to the date hereof, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Bank Merger and the Holdco Merger and (vi) “ordinary course of business” means ordinary course of business consistent with past practice, whether or not the words “consistent with past practice” appear therein. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8       Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9       Governing Law; Jurisdiction.

(a)       This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)       Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen

Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11     Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of the risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13     Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14     Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Owner, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto, duly authorized as of the date first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Roger Ferguson
Name: Roger Ferguson
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

TCT HOLDINGS, INC.

By:	/s/ Andrew Svarre
Name: Andrew Svarre
Title: Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

DOLPHIN SUB CORPORATION

By:	/s/ A. Roger Marinzoli
Name: A. Roger Marinzoli
Title: President

[Signature Page to Agreement and Plan of Merger]

EVERBANK FINANCIAL CORP

By:	/s/ Robert M. Clements
Name: Robert M. Clements
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], 2016, is made by and between TIAA-CREF Trust Company, FSB, a federal savings association (“Parent Bank”), and EverBank, a federal savings association (“Company Bank”).

WITNESSETH:

WHEREAS, Parent Bank, a wholly owned subsidiary of TCT Holdings, Inc., a Delaware corporation (“Owner”), is a chartered federal savings association;

WHEREAS, Company Bank, a wholly owned subsidiary of EverBank Financial Corp, a Delaware corporation (the “Company”), is a chartered federal savings association;

WHEREAS, Owner, the Company, Teachers Insurance and Annuity Association of America, a New York stock life insurance company (“Parent”), and Dolphin Sub Corporation, a Delaware corporation and wholly owned subsidiary of Owner (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of August 7, 2016 (as amended from time to time, the “Parent Merger Agreement”), which, subject to the terms and conditions thereof, provides for the merger of Merger Sub with and into the Company (the “Parent Merger”), with the Company as the surviving company in the Parent Merger;

WHEREAS, contingent upon the Parent Merger and, subject to the terms and conditions set forth in the Parent Merger Agreement (including Section 6.11(b) thereof), immediately following the time at which the Parent Merger becomes effective, Owner will merge with and into the Company (the “Holdco Merger”), with the Company as the surviving company in the Holdco Merger;

WHEREAS, contingent upon the Parent Merger and immediately following the time at which the Holdco Merger becomes effective (or, in the event that Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b) of the Parent Merger Agreement, immediately following the time at which the Parent Merger becomes effective), on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Parent Bank with and into Company Bank, with Company Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the Boards of Directors of Parent Bank and Company Bank have each determined that the Bank Merger is desirable and in the best interests of their respective banks, and have unanimously authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01    The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Parent Bank shall be merged with and into Company Bank in accordance with the provisions of 12 U.S.C. §§ 1828(c) and 1467a(s), and the regulations of the Office of the Comptroller of the Currency (“OCC”). At the Effective Time, the separate existence of Parent Bank shall cease, and Company Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger. All rights, franchises, and interests of Parent Bank in and to every type of property (real, personal, and mixed) and choses in action shall be vested in the Surviving Bank by virtue of such merger without any deed or other transfer. The Surviving Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Parent Bank or Company Bank at the time of Bank Merger. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time. Immediately following the Effective Time, the main office and any branches of the Parent Bank existing as of the Effective Time shall become branches of the Surviving Bank, although the main office of the Parent Bank shall be operated by the Surviving Bank as a non-depository trust office.

Section 1.02    Effective Time.  Subject to applicable law, the Bank Merger shall become effective at the date and time specified in the Certificate of Merger to be issued by the OCC. The date and time so specified shall be immediately following the effective time of the Holdco Merger (or, in the event that Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b) of the Parent Merger Agreement, immediately following the time at which the Parent Merger becomes effective) when all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time of the Bank Merger being herein referred to as the “Effective Time”).

Section 1.03    Charter and Bylaws.  The charter and bylaws of Company Bank in effect immediately prior to the Effective Time shall be the charter and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof, except that references to the name of Parent Bank shall be replaced by “TIAA, FSB”.

Section 1.04    Board of Directors.  At the Effective Time, the board of directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank immediately prior to the Effective Time.

Section 1.05     Officers.  At the Effective Time, the officers of the Surviving Bank shall consist of those persons serving as officers of Parent Bank immediately prior to the Effective Time.

Section 1.06     Name and Main Office.  The name of the Surviving Bank shall be “TIAA, FSB” and the main office of the Surviving Bank shall be at Jacksonville, Florida.

Section 1.07     Tax Treatment.  It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

CONSIDERATION

Section 2.01     Effect on Parent Bank Capital Stock.  By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Parent Bank, at the Effective Time, all shares of Parent Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02     Effect on Company Bank Capital Stock.  Each share of Company Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

COVENANTS

Section 3.01     Further Action.  During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Parent Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01     Conditions to the Bank Merger.  The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.	The approval of the OCC under 12 U.S.C. § 1828(c) and the rules and regulations of the OCC promulgated thereunder with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b.	The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement.

c.	The Holdco Merger shall have been consummated, unless Parent elects not to consummate the Holdco Merger pursuant to Section 6.11(b) of the Parent Merger Agreement.

d.	No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or otherwise be in effect which prohibits or makes illegal consummation of the Bank Merger.

e.	This Agreement shall have been adopted by the sole stockholder of each of Parent Bank and Company Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01     Termination.  This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically and without any liability of either party hereto upon the termination of the Parent Merger Agreement.

Section 5.02     Amendment.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01     Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Company Bank, to:

EverBank Financial Corp
501 Riverside Avenue
Jacksonville, FL 32202
Attention:	James Hubbard, Executive Vice President,
General Counsel and Secretary
Facsimile:	(904) 623-8100
E-mail:	James.Hubbard@EverBank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen
Mark J. Menting
Facsimile:	(212) 291-9028
(212) 291-9099
E-mail:	cohenhr@sullcrom.com
mentingm@sullcrom.com

and

(b)        if to any of Parent Bank, to:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017
Attention:	Keith Morgan
Andrew Svarre
Facsimile:	(212) 916-4840
E-mail:	keith.morgan@tiaa.org
Asvarre@tiaa.org

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	John L. Douglas
William L. Taylor
Facsimile:	(212) 701-5800
E-mail:	john.douglas@davispolk.com
william.taylor@davispolk.com

Section 6.02    Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.03    Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.04    Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, other than the Parent Merger Agreement.

Section 6.05    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.06    Assignment.  Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto without the prior written consent of the other parties. and any attempted assignment in contravention of this Section 6.06 shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

TIAA-CREF TRUST COMPANY, FSB

By:
Title:

EVERBANK

By:
Title: